Exhibit 10.12

SECOND AMENDING AGREEMENT

This Second Amending Agreement is made as of the 24th day of August, 2026, by and among TMCR USA OPERATIONS INC. (the “Purchaser”), THE METALS ROYALTY COMPANY INC. (the “Purchaser Parent”), IRONCLAD ROYALTIES, LLC (the “Vendor”) and MESABI INVESTMENTS (USA) LLC (“MIUSA”) (each, a “Party” and, collectively, the “Parties”).

WHEREAS the Purchaser, the Purchaser Parent, the Vendor and MIUSA entered into a Royalty Purchase Agreement dated as of May 6, 2026, as amended on May 29, 2026 (the “Purchase Agreement”), and the Parties wish to further amend the Purchase Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1.             Amendments. The Purchase Agreement is hereby amended as follows:

a.	Section 2.6(c) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

Option Exercise Price

The aggregate consideration payable by the Purchaser for the Option Royalty Interest (the “Option Exercise Price”) shall be: (i) $105,000,000 in cash (the “Option Cash Consideration”), provided that pursuant to Section 2.2(d), $10,000,000 of the Transaction Deposit shall be credited against the Option Cash Consideration at the Option Closing resulting in a net cash payment of $95,000,000 due and owing at the Option Closing; plus (ii) the issuance of Common Shares to MIUSA (as Vendor’s nominee) pursuant to a supplemental subscription agreement on terms substantially similar to the Subscription Agreement (“Supplemental Subscription Agreement”) and to be entered into by and between MIUSA and the Purchaser Parent, having an aggregate value of $27,500,000 (the “Option Share Consideration”). The term “Common Shares” means the common shares, without par value, of the Purchaser Parent. The Option Share Consideration shall be valued at a per-share price equal to $6.30 per share. The issuance of the Option Share Consideration to MIUSA at the direction of the Vendor shall constitute full satisfaction and discharge of the Purchaser Parent’s obligation to issue the Option Share Consideration to the extent of the Common Shares so issued in accordance with this Agreement.

b.	Section 2.6(e) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

Closing Under Option

If the Option is duly exercised pursuant to Section 2.6(d) of this Agreement, the closing of the purchase and sale of the Option Royalty Interest (the “Option Closing”) shall take place on a date to be mutually agreed by the Parties in writing (the “Option Closing Date”), provided such date shall be no later than August 21, 2026 (the “Option Outside Date”). The closing mechanics, deliverables and conditions set out in Article 5 and Article 6 of this Agreement shall apply mutatis mutandis to the Option Closing, and the Purchaser shall pay the Option Cash Consideration after crediting the $10,000,000 of the Transaction Deposit relating to the Option at the Option Closing. For greater certainty, if the Closing does not occur, an Option Exercise Notice shall be of no force and effect.

c.	Section 2.6 of the Purchase Agreement is hereby amended by inserting the following new Section 2.6(h) immediately following Section 2.6(g):

Top-Up Consideration; Daily Sales Restriction; Adjustments

(i)	On the date that is twelve (12) months following the issuance of the Option Share Consideration (the “Top-Up Date”), the Purchaser Parent shall pay to the Vendor (or MIUSA as Vendor’s nominee, if the Top-Up Consideration is settled in Top-Up Shares) an additional amount (if any) (the “Top-Up Consideration”) calculated as set out below:

X = (A-B)

A = the aggregate number of Common Shares comprising the Option Share Consideration legally and beneficially held by MIUSA as of the Top-Up Date multiplied by $6.00 per share (the “Trigger Price”).

B = the aggregate number of such Common Shares legally and beneficially held by MIUSA as of the Top-Up Date multiplied by the 5-day VWAP (as defined below) as of the Top-Up Date.

X = the Top-Up Consideration; provided, however, that (A) in no event shall the Top-Up Consideration be less than zero, and (B) the Top-Up Consideration shall only be payable if the 5-day VWAP as of the Top-Up Date is less than the Trigger Price; if the 5-day VWAP as of the Top-Up Date is equal to or greater than the Trigger Price, X shall be deemed to be zero.

(ii)	The Purchaser Parent shall settle the Top-Up Consideration (if any) by no later than the date that is ten (10) Business Days (the "Settlement Date") following the Top-Up Date, at the Purchaser Parent’s election, in (A) cash or (B) additional Common Shares (the “Top-Up Shares”); provided that

1.	the Purchaser Parent shall notify MIUSA and the Vendor of its election for settlement in cash or Top-Up Shares under this Section 2.6(h)(ii), by no later than five (5) Business Days following the Top-Up Date; and

2.	the number of Top-Up Shares to be issued shall be equal to the Top-Up Consideration divided by the 5-day VWAP as of the Top-Up Date, rounded down to the nearest whole share (with any fractional entitlement settled in cash.

Notwithstanding the foregoing, (A) the Top-Up Shares shall not be entitled to any Top-Up Consideration or any other price protection, and (B) the right to receive the Top-Up Consideration is personal to MIUSA (as Vendor’s nominee) and shall not be transferable or assignable.

(iii)	“5-day VWAP” means the volume-weighted average trading price of the Common Shares on NASDAQ, as reported by Bloomberg, for the five (5) consecutive Trading Days ending on (and including) the applicable measurement date, equitably adjusted as described in clause (v) below. "Trading Day" means a day on which the Common Shares are traded on NASDAQ.

(iv)	MIUSA shall not sell in the open market a number of Common Shares comprising the Option Share Consideration greater than twenty percent (20%) of the thirty (30)-day average daily trading volume (as reported by Bloomberg for NASDAQ as of the relevant Trading Day) on any given Trading Day. This restriction shall (A) not apply to block trades (i.e., privately negotiated trades not executed on the open market) so long as the Purchaser Parent has given its prior written consent, and (B) terminate on the date that is five (5) Trading Days after the date, if any, on which the Top-Up Shares are issued to MIUSA (or, if no Top-Up Shares are issued, the Top-Up Date).

(v)	The Trigger Price, the 5-day VWAP and all Common Share numbers under this Section 2.6(h) shall be equitably adjusted to reflect any share split, share consolidation, share dividend, recapitalization, reorganization or similar event affecting the Common Shares.

(vi)	Any Top-Up Shares issued by the Purchaser Parent pursuant to this Section 2.6(h) shall have the same registration rights as the Common Shares issued as part of the Option Share Consideration as set out in the Supplemental Subscription Agreement.

2.            Definitions. Capitalized terms used in this Second Amending Agreement, to the extent not otherwise defined herein, shall have the same meaning as the Purchase Agreement, as amended hereby.

3.            Acknowledgments.

a.	The Parties acknowledge that, as of the date of this Second Amending Agreement, the Option Outside Date has been extended to August 24, 2026.

b.	Notwithstanding anything to the contrary in the Purchase Agreement, the Vendor hereby consents to the grant of a security interest and any collateral rights assignment in connection therewith (collectively, the “Collateral Grant”), of the Purchaser and the Purchaser Parent’s rights, title, interest and obligations (upon the of enforcement of remedies against the Purchaser and Purchaser Parent) in the Purchased Royalty and the Purchase Agreement (the “Collateral”), to US Bank Trust Company, National Association (and any successors or assigns, the “Collateral Agent”), for the benefit of the secured parties under the Notes (as defined below), pursuant to that certain security agreement entered into by Purchaser Parent in favor of the Collateral Agent, solely to secure the obligations of the Purchaser and Purchaser Parent arising under those certain Notes issued in connection therewith (the “Notes”); provided, however, that:

(i)	other than with respect to the Vendor, any such collateral rights assignment or transfer shall not be to the benefit of, or result in any actual direct or indirect assignment or transfer of interest, right, or title of the Purchaser or Purchaser Parent to (a) a Person that owns or operates an iron-bearing mineral deposit, mine or processing facility in the State of Minnesota, or (b) a Person that has any Affiliates that own or operate, in each case, an iron-bearing mineral deposit, mine or processing facility in the State of Minnesota;

(ii)	the Collateral Grant shall not alter, amend, or diminish any of the Vendor's rights, remedies, or entitlements under the Purchase Agreement against the Purchaser or the Purchaser Parent (or any of their respective successors, assigns, or affiliates) or relieve the Purchaser or the Purchaser Parent (or any of their respective successors, assigns, or affiliates) from the observance and performance of any of the covenants owed to any party thereto;

(iii)	the Vendor shall have no obligation or liability to the Collateral Agent or any holder of the Notes arising out of or in connection with the Collateral Grant, the Security Agreement, or the Notes prior to the exercise of remedies by the Collateral Agent or any holder of Notes under the Security Agreement and then only as to any terms and conditions agreed to pursuant to any separate written agreement between the Vendor and the Collateral Agent;

(iv)	no exercise of remedies by the Collateral Agent or any other secured party under the Security Agreement shall impair, interfere with, or otherwise adversely affect the Vendor's rights under the Purchase Agreement, and any transferee or assignee of Purchaser Parent's rights under the Purchase Agreement pursuant to a foreclosure or other enforcement action shall assume all of Purchaser Parent's obligations to the Vendor under the Purchase Agreement; and

(v)	Purchaser Parent shall provide the Vendor with prompt written notice of any exercise of remedies by the Collateral Agent or any secured party with respect to the Collateral Grant.

For the avoidance of doubt, the Vendor's consent hereunder is strictly limited to the Collateral Grant as described herein and shall not be construed as a consent to any further encumbrance, assignment, or transfer of the Collateral or any interest therein. Nothing in this consent shall constitute a waiver of any of the Vendor's rights or remedies under the Purchase Agreement or at law or in equity.

4.            To be Read with Purchase Agreement. This Second Amending Agreement is an amendment to the Purchase Agreement. Unless the context of this Second Amending Agreement otherwise requires, the Purchase Agreement and this Second Amending Agreement shall be read together and shall have effect as if the provisions of the Purchase Agreement and this Second Amending Agreement were contained in one agreement. All provisions of the Purchase Agreement, as amended by the Amending Agreement dated as of May 29, 2026 and this Second Amending Agreement, are hereby ratified and confirmed and shall continue to be in full force and effect. The term “Agreement” when used in the Purchase Agreement means the Purchase Agreement as amended by the Amending Agreement dated as of May 29, 2026 and this Second Amending Agreement.

5.            Counterparts. This Second Amending Agreement may be executed in any number of separate counterparts and by facsimile or pdf copy, each of which shall be deemed an original and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6.            Incorporation by Reference. Sections 8.3, 8.6, 8.7, and 8.13 of the Purchase Agreement are incorporated herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Second Amending Agreement as of the date written above.

TMCR USA OPERATIONS INC.

By:	/s/ Donald Sewell
Name: Donald Sewell
Title: President and Chief Financial Officer

THE METALS ROYALTY COMPANY INC.

By:	/s/ Donald Sewell
Name: Donald Sewell
Title: President and Chief Financial Officer

IRONCLAD ROYALTIES, LLC

By:	/s/ Jessica Nelson
Name: Jessica Nelson
Title: Authorized Representative

MESABI INVESTMENTS (USA) LLC

By:	/s/ Artem Matyushok
Name: Artem Matyushok
Title: Director